Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2020, with respect to the consolidated financial statements of Shay Holding Corporation included in the Amendment No. 1 to Form S-3 on Form S-1 Registration Statement (Form S-1 No. 333-236468) and related Prospectus of PAE Incorporated for the registration of 82,707,532 shares of its common stock and 6,666,666 common stock warrants.

/s/ Ernst & Young LLP

Tysons, VA

April 3, 2020